Exhibit 99.1

For Immediate Release

Thoma Bravo Completes Acquisition of Imprivata

Lexington, MA – September 16, 2016 — Imprivata® (NYSE: IMPR) (the “Company”), the healthcare IT security company, today announced the completion of its acquisition by leading private equity investment firm Thoma Bravo, LLC. Under the terms of the merger agreement, Imprivata shareholders are entitled to receive $19.25 in cash for each share of Imprivata common stock they hold.

The transaction was announced on July 13, 2016 and received approval from Imprivata shareholders on September 14, 2016. As a result of the completion of the transaction, shares of Imprivata common stock were removed from listing on the New York Stock Exchange (“NYSE”), with trading in Imprivata shares suspended prior to the opening of business today.

Barclays served as exclusive financial advisor to Imprivata, and Goodwin Procter LLP served as its legal advisor. Kirkland & Ellis LLP served as legal advisor to Thoma Bravo, and Silicon Valley Bank arranged the transaction’s debt financing.

About Imprivata

Imprivata®, the healthcare IT security company, enables healthcare organizations globally to access, communicate, and transact patient information securely and conveniently. The Imprivata platform addresses critical compliance and security challenges while improving productivity and the patient experience. For more information, please visit www.imprivata.com.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies. The firm seeks to create value by collaborating with company management to improve business operations and provide capital to support growth initiatives. Thoma Bravo invests with a particular focus on application and infrastructure software and technology enabled services. The firm currently manages a series of private equity funds representing more than $17 billion of equity commitments. For more information, visit www.thomabravo.com.

For Imprivata:

Investor relations:

Jeff Bray, CFA

Director of Investor Relations

781-761-1417

jbray@imprivata.com

Media contact:

John Hallock

Vice President, Corporate Communications

617-615-7712

jhallock@imprivata.com

For Thoma Bravo:

Media Contact:

Matthew Gorton

Hiltzik Strategies

212-776-1161

mgorton@hstrategies.com